Exhibit 107
Calculation of Filing Fee Tables
FORM S-3ASR
(Form Type)
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value $5 per share	457(c)	1,500,000	$85.36	$128,040,000	$0.00014760	$18,899
	Total Offering Amounts					$128,040,000		$18,899
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$18,899

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the amount of common shares registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, dividend, or other change in the capitalization of the Registrant.

(2)Represents 1,500,000 common shares of the Registrant that may be issued under Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan (the "Plan")

(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Plan are based on the average of the high and the low price of the Registrant’s common shares as reported on the Nasdaq Global Select Market on April 26, 2024.